As filed with the Securities and Exchange Commission on July 26, 2016

Registration No. 333-196091

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 2
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELLECTAR BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	04-3321804
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3301 Agriculture Drive
Madison, WI 53716
(608) 441-8120

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

James Caruso
President and Chief Executive Officer
3301 Agriculture Drive
Madison, WI 53716
(608) 441-8120

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Paul Bork, Esq.
Foley Hoag LLP
155 Seaport Boulevard
Boston, Massachusetts 02210
(617) 832-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Note:

In accordance with Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus which relates to the Registrant’s Registration Statement on Form S-1, File No. 333-196091, which was first filed on May 19, 2014, as amended (the “2014 Registration Statement”), the Registrant’s Registration Statement on Form S-1, File No. 333-185053, which was first filed on November 20, 2012, as amended (the “November 2012 Registration Statement”), the Registrant’s Registration Statement on Form S-1, File No. 333-180631, which was first filed on April 9, 2012, as amended (the “April 2012 Registration Statement”), and the Registrant’s Registration Statement on Form S-1, File No. 333-175284, which was first filed on July 1, 2011, as amended (the “2011 Registration Statement” and collectively with the 2014 Registration Statement, the November 2012 Registration Statement and the April 2012 Registration Statement, the “Registration Statements”). This Registration Statement constitutes the second post-effective amendment to the 2014 Registration Statement and the third post-effective amendment to each of the other Registration Statements. Such post-effective amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act.

The primary purpose of this post-effective amendment is to incorporate the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as amended by Form 10-K/A, and the Registrant’s periodic reports filed with the Securities and Exchange Commission subsequent to the filing on July 1, 2016 of Post-Effective Amendment No. 1 to the Registration Statements, into the prospectus forming a part hereof. The agreements entered into in connection with the offerings completed pursuant to certain of the Registration Statements required the Company to use commercially reasonable efforts to keep the applicable registration statements effective for the issuance of shares of common stock pursuant to the exercise of warrants for as long as the warrants remain outstanding.

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable filing fees were paid at the time of the original filing of the Registration Statements.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JULY 26, 2016

Up to 620,175 Shares of Common Stock

We are offering up to 620,175 shares of common stock consisting of shares underlying outstanding warrants to purchase common stock. The shares underlie warrants to purchase up to 504,019 shares of our common stock at an exercise price of $46.80 per share, expiring on August 20, 2019, warrants to purchase up to 55,000 shares of our common stock at an exercise price of $2.13 per share, expiring on February 20, 2018, warrants to purchase up to 14,910 shares of our common stock at an exercise price of $250.00 per share, expiring on June 13, 2017 and warrants to purchase up to 46,246 shares of our common stock at an exercise price of $120.00 per share, expiring on December 6, 2016.

Our common stock is listed on the NASDAQ Capital Market under the symbol “CLRB.” The warrants expiring on August 20, 2019 pursuant to which certain shares of our common stock offered hereby are issuable are also listed on the NASDAQ Capital Market, under the trading symbol “CLRBW.” On July 20, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.57 per share.

On March 4, 2016 at 5:00 p.m. Eastern Standard Time, the Company effected a reverse stock split at a ratio of 1-for-10. All share and per share information presented herein has been retroactively restated to reflect the reverse split.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of information that you should consider before investing in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2016.

CELLECTAR BIOSCIENCES, INC.

TABLE OF CONTENTS

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us.

Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs since the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or of any securities offered hereby in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. In this prospectus, references to “Cellectar Biosciences, Inc.,” “Cellectar Bio,” “the Company,” “we,” “us,” and “our,” refer to Cellectar Biosciences, Inc.

This prospectus has been prepared based on information provided by us and by other sources that we believe are reliable. This prospectus summarizes certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents, if any, for a more complete understanding of what we discuss in this prospectus. All of such documents are filed as exhibits to the registration statement of which this prospectus is a part. In making a decision to invest in the securities offered in this prospectus, you must rely on your own examination of us and the terms of the offering and securities offered in this prospectus, including the merits and risks involved.

We are not making any representation to you regarding the legality of an investment in the securities offered in this prospectus under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business, tax or other advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in our securities. You may only rely on the information contained in or incorporated by reference into this prospectus or that we have referred you to.

We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus. No offers will be made to, nor accepted from, any person that does not meet the definition of an “institutional investor” under the blue sky laws of its state of domicile unless otherwise specified in the “Underwriting” section below. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the documents to which we have referred you under the headings “Where You Can Find More Information” and “Incorporation of Documents by Reference.”

Overview

Cellectar Biosciences, Inc. (the Company) is a clinical stage biopharmaceutical company focused on the development of targeted phospholipid drug conjugates (PDCs) for the treatment and imaging of cancer. The Company’s research and development program is based on its proprietary PDC cancer targeting delivery platform. The delivery platform possesses the potential for the discovery and development of a broad range of cancer targeting agents. The company’s pipeline is comprised of pre-clinical and clinical product candidates including radiotherapeutic and chemotherapeutic PDC’s. The pipeline also includes diagnostic and optical imaging assets. The company’s research and development resources are focused on the clinical advancement of its therapeutic PDC’s.

Our core company strategy is to leverage our industry leading PDC, proprietary cancer targeting delivery platform to generate capital, supplement internal resources and accelerate and broaden product candidate clinical development through strategic asset and research collaborations.

Our shares are listed on the NASDAQ® Capital Market under the symbol CLRB; prior to August 15, 2014, our shares were quoted on the OTCQX® marketplace, and prior to February 12, 2014 were quoted under the symbol NVLT.

Our PDC platform is based on our cancer-targeting and delivery technology which provides selective delivery of a diverse range of oncologic payloads to cancer cells and cancer stem cells. By linking various drug payloads to our proprietary phospholipid ether cancer-targeting vehicle, we believe we can create PDCs with the potential to provide highly targeted delivery of chemotherapeutic and radiotherapeutic payloads to a broad range of cancers. As a result, our PDC platform has the potential to improve the therapeutic index of drug payloads, enhancing or maintaining efficacy while reducing adverse events by minimizing drug delivery to healthy cells, increasing delivery to cancer cells and a broad range of cancerous tumors. The PDC product portfolio includes:

•	CLR 131 is a small-molecule, broad-spectrum, cancer-targeting radiotherapeutic PDC that is designed to deliver cytotoxic (cell-killing) radiation directly and selectively to cancer cells and cancer stem cells. CLR 131 is our lead PDC radiotherapeutic product candidate and is currently being evaluated in a Phase 1 study for the treatment of relapse or refractory multiple myeloma. Multiple myeloma is an incurable cancer of plasma cells. This cancer type was selected for both clinical and commercial rationales, including multiple myeloma’s highly radiosensitive nature, continued unmet medical need in the relapse/refractory setting and the receipt of an orphan drug designation. The Investigational New Drug (IND) application was accepted by the U.S. Food and Drug Administration (FDA) in March 2014. In December 2014, the FDA granted orphan drug designation for CLR 131 for the treatment of multiple myeloma. The Phase 1 study was initiated in April 2015 and we announced performance results from the first patient cohort in January of 2016. The study’s Data Monitoring Committee (DMC), unanimously agreed to advance CLR 131 into the second cohort. Patient enrollment is currently ongoing and the company plans to provide a study update in the third quarter of 2016. The primary goals of the Phase 1 study are to assess the compound’s safety, identify the optimal Phase 2 dose, and possibly obtain an early evaluation of low dose drug activity.

•	The Company is exploring the creation of additional PDCs ranging from newly discovered to well-characterized chemotherapeutic payloads under its CLR CTX Chemotherapeutic PDC program. The objective of our CTX program is to develop PDC chemotherapeutics through conjugation of our delivery vehicle and non-targeted anti-cancer agents to improve therapeutic indices and expand potential indications through the targeted delivery of chemotherapeutic payloads. Initial CTX product candidates include CLR 1601-PTX, CLR 1602-PTX and CLR 1603-PTX; all are small-molecule, broad-spectrum, cancer-targeting chemotherapeutics in pre-clinical research. These PDCs are designed to selectively deliver paclitaxel, a chemotherapeutic payload to cancer cells and cancer stem cells to increase the therapeutic index of paclitaxel as a monotherapy. Each of our paclitaxel PDC’s have been evaluated in vitro to demonstrate formulation stability and CLR 1602-PTX is currently being studied in vivo to further explore the PDC’s cancer targeting selectivity. In December of 2015, the Company initiated a research collaboration for our PDC technology with Pierre Fabre Laboratories, the third largest French pharmaceutical company. The objective of the research collaboration is to co-design a library of PDC’s employing Pierre Fabre’s natural product derived chemotherapeutics in combination with our proprietary cancer targeting delivery vehicle. The newly developed PDC’s may provide enhanced therapeutic indices to otherwise highly potent, non-targeted payloads through the targeted delivery to cancer cells provided by our cancer targeted delivery vehicle.

•	CLR 125 is a broad-spectrum, cancer-targeting radiotherapeutic currently under pre-clinical investigation for the treatment of micrometastatic disease. In October, 2015, the company was awarded a national Cancer Institute Fast-Track Small Business Innovation Research (SBIR) grant to further advance its PDC delivery platform through CLR 125 preclinical and clinical research. The collaboration is designed to further explore the targeted delivery of radioisotopes for improved cancer therapy outcomes. The grant is awarded in two installments with up to $2.3 million in funding. Similar to CLR 131, the selective uptake and retention of CLR 125 has been observed in malignant tissues during pre-clinical studies. CLR 125 uses the radioisotope Iodine-125 (which has a 60-day half-life), which may provide an excellent tumor kinetics match with Cellectar’s proprietary delivery vehicle. Ongoing pre-clinical research includes: chemistry, manufacturing and controls of CLR 125; biodistribution and toxicity studies of CLR 125 in pre-clinical models; and efficacy and dose-response studies.

•	CLR 124 is a small-molecule, broad-spectrum, cancer-targeting positron emission tomography (PET) imaging PDC that we believe has the potential to be the first of its kind for the selective detection of tumors and metastases in a broad range of cancers. CLR 124 has been used for PET/CT imaging in a broad array of tumor types through Company and investigator-sponsored clinical trials. We are in the process of evaluating the data from those studies. In April 2014, the FDA granted CLR 124 orphan status as a diagnostic for the management of glioma.

•	CLR 1502 is a small-molecule, broad-spectrum, cancer-targeting NIR-fluorophore optical imaging PDC for intraoperative tumor and tumor margin illumination. This past June, after review of the Company's IND application, the FDA determined that CLR 1502 will be evaluated as a combination product and assigned to the Center for Devices and Radiological Health (CDRH). As a result of this classification, the FDA has advised Cellectar that it will need to submit a new investigational application for the combination product prior to initiating its Phase 1 study in breast cancer surgery. As a result, Cellectar is working to identify the optimal clinical development and value optimizing strategic pathway. Based on our assessment, the Company believes that product will be similarly treated post marketing approval regardless of the regulatory pathway.

We believe our PDC platform has potential to provide targeted delivery of a diverse range of oncologic payloads, as exemplified by the product candidates listed above, that may result in improvements upon current standard of care (SOC) for the treatment and imaging of a broad range of human cancers.

Corporate Information

Our headquarters and manufacturing operation is located at 3301 Agriculture Drive, Madison, Wisconsin 53716. We maintain a website at www.cellectar.com. The information included or referred to on, or accessible through, our website does not constitute part of, and is not incorporated by reference into, this prospectus.

Key Risks and Uncertainties

We are subject to numerous risks and uncertainties, including the following:

•	We will require additional capital in order to continue our operations, and may have difficulty raising additional capital;

•	We are a clinical-stage company with a going concern qualification to our financial statements and a history of losses, and we can provide no assurance as to our future operating results;

•	We have a history of recurring losses and an accumulated deficit, which, among other factors, raise substantial doubt about our ability to continue as a going concern, which in turn may hinder our ability to obtain future financing;

•	We have had significant management turnover in the last year, we continue to depend on key personnel who may terminate their employment with us at any time and our success will depend on our ability to hire additional qualified personnel;

•	At present, our success depends solely on the successful development and commercialization of our compounds in development, which cannot be assured;

•	The failure to complete development of our technology, to obtain government approvals, including required FDA approvals, or to comply with ongoing governmental regulations could prevent, delay or limit the introduction or sale of proposed products and result in failure to achieve revenues or maintain our ongoing business;

•	Clinical trials involve a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results;

•	We may be required to suspend or discontinue clinical trials due to unexpected side effects or other safety risks that could preclude approval of our product candidates;

•	We have limited in-house research and manufacturing capacity and will continue to rely, to some extent, on research and manufacturing facilities at various universities, hospitals, contract research organizations and contract manufacturers for a portion of our research, development and manufacturing. In the event we exceed our in-house capacity or lose access to those facilities, our ability to gain FDA approval and commercialization of our drug delivery technology and products could be delayed or impaired;

•	We expect to rely heavily on orphan drug status to develop and commercialize our product candidates, but our orphan drug designations may not confer marketing exclusivity or other expected benefits;

•	We are exposed to product, clinical and pre-clinical liability risks that could create a substantial financial burden should we be sued;

•	Acceptance of our products in the marketplace is uncertain and failure to achieve market acceptance will prevent or delay our ability to generate revenues;

•	We may face litigation from third parties who claim that our products infringe on their intellectual property rights, particularly because there is often substantial uncertainty about the validity and breadth of medical patents;

•	If we are unable to protect or enforce our rights to intellectual property adequately or to secure rights to third-party patents, we may lose valuable rights, experience reduced market share, assuming any, or incur costly litigation to protect our intellectual property rights;

•	Confidentiality agreements with employees and others may not adequately prevent disclosure of our trade secrets and other proprietary information and may not adequately protect our intellectual property, which could limit our ability to compete;

•	We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers;

•	The use of hazardous materials, including radioactive materials, in our research and development imposes certain compliance costs on us and may subject us to liability for claims arising from the use or misuse of these materials;

•	Due to our limited marketing, sales and distribution experience, we may be unsuccessful in our efforts to sell our proposed products, enter into relationships with third parties or develop a direct sales organization;

•	If we are unable to convince physicians of the benefits of our intended products, we may incur delays or additional expense in our attempt to establish market acceptance;

•	The market for our proposed products is rapidly changing and competitive, and new therapeutics, new drugs and new treatments that may be developed by others could impair our ability to maintain and grow our business and remain competitive;

•	If users of our products are unable to obtain adequate reimbursement from third-party payers, or if additional healthcare reform measures are adopted, it could hinder or prevent our product candidates’ commercial success;

•	Our stock price has experienced price fluctuations;

•	Six of our stockholders beneficially own in the aggregate in excess of 50% of our outstanding common stock, which limits the influence of other stockholders

•	If we fail to maintain effective internal controls over financial reporting, the price of our common stock may be adversely affected;

•	We are required to comply with certain provisions of Section 404 of the Sarbanes-Oxley Act of 2002 and if we fail to continue to comply, our business could be harmed and our stock price could decline;

•	Our common stock could be further diluted as the result of the issuance of additional shares of common stock, convertible securities, warrants or options;

•	Provisions of our charter, bylaws, and Delaware law may make an acquisition of us or a change in our management more difficult; and

•	We have not paid dividends in the past and do not expect to pay dividends for the foreseeable future. Any return on investment may be limited to the value of our common stock.

For more information regarding the material risks and uncertainties we face, please see “Risk Factors” on page 8 of this prospectus.

Recent Developments

Warrant Restructuring

On April 13, 2016, we entered into an amendment and exchange agreement (the “Warrant Restructuring Agreement”) with the holders of two series of warrants to purchase shares of the Company’s common stock issued on October 1, 2015. One series of warrants to purchase up to 150,003 shares at an initial exercise price of $28.30 per share was exercisable for five years beginning on April 1, 2016 (the “Series A Warrants”). The second series of warrants (the “Series B Warrants”) were pre-funded (i.e., the original exercise price had been paid at issuance), had antidilution protection and no expiration date and were exercisable upon notice. All Series B warrants were exercised in full in June 2016. The foregoing share and per share amounts reflect the one-for-ten reverse stock split effected by the Company in March 2016.

The Warrant Restructuring Agreement provided that upon the consummation of the firm commitment underwritten offering by the Company of shares of common stock, traditional warrants to purchase shares of common stock and pre-funded warrants to purchase shares of common stock, pursuant to the registration statement on Form S-1 (File No. 333-208638) filed by the Company (the “Underwritten Offering”), the exercise price of the Series A Warrants would be reduced to the public offering price per share of the shares of common stock sold in the Underwritten Offering ($2.13) and that the Series A Warrants would be amended so that the exercise price would no longer be subject to adjustment in connection with future equity offerings by the Company. The Underwritten Offering closed on April 20, 2016 and on that date, in connection with this amendment of the Series A Warrants as required by the Warrant Restructuring Agreement, the Company issued to the holders new warrants (“New Warrants”) to purchase an additional number of shares of common stock twice the number of shares of common stock underlying the Series A Warrants (300,006 shares). The New Warrants have an exercise price equal to the public offering price of the shares of common stock sold in the Underwritten Offering ($2.13), become exercisable on the date that is six months following their initial issuance date (October 20, 2016) and expire on the fifth anniversary of the date on which they initially become exercisable.

On May 2, 2016, the Company and certain holders of the New Warrants for the purchase of 172,730 shares of common stock entered into an agreement (the “Warrant Exercise Agreement”) in which the holders agreed to forebear from exercising the New Warrants unless and until the Company obtained approval of its stockholders of the issuance of the New Warrants as required by the applicable rules and restrictions of the Nasdaq Stock Market. The Company agreed to seek to obtain approval of stockholders at a meeting to be held by July 19, 2016. In addition the Company agreed to refrain from issuing, without the consent of these holders, additional equity securities (other than equity securities being issued for compensatory reasons to employees and consultants) until the stockholder approval is obtained. As described below, at a meeting of stockholders held on June 29, 2016, such approval was obtained.

Regaining Compliance with Nasdaq Listing Requirements

On August 14, 2015 we received a notice from Nasdaq of non-compliance with its continued listing rules, namely that our stockholders’ equity at June 30, 2015 of $2,373,371, as reported in our Form 10-Q for the quarter then ended, was less than the required minimum of $2.5 million. We did not satisfy the terms of the initial compliance plan approved by Nasdaq. On February 11, 2016, Nasdaq issued a second notice of noncompliance. At a hearing on March 31, 2016, the Company requested, and Nasdaq granted, an extension through May 16, 2016, to effect transactions to allow us to regain compliance and to report the same. On April 20, 2016, we closed the 2016 Underwritten Offering, and on May 16, 2016, Nasdaq issued a determination that the company had evidenced compliance with all requirements for continued listing on The Nasdaq Capital Market and, accordingly, the listing qualifications matter had been closed.

On January 21, 2016 we received a notice from Nasdaq of non-compliance with its listing rules regarding the requirement that the listed securities maintain a minimum bid price of $1 per share. On March 4, 2016, the Company effected a reverse stock split at a ratio of 1-for-10, and on March 21, 2016, Nasdaq notified the Company that we had regained compliance with the minimum bid price requirement.

Results of Meeting of Stockholders held June 29, 2016

At the meeting held at our principal executive offices, the stockholders:

•	re-elected James Caruso as a Class II Director for a three year term;

•	approved an increase in the number of shares of common stock authorized for issuance under our 2015 Stock Incentive Plan by 350,000 shares;

•	ratified the appointment of Grant Thornton LLP as independent registered public accountants for the fiscal year ending December 31, 2016; and

•	approved the issuance of the New Warrants to purchase up to 300,006 shares of common stock (described under the heading “Warrant Restructuring” above) pursuant to Nasdaq Marketplace Rule 5635(d).

Proposal No. 5, included in our Notice of Meeting and Proxy Statement to approve the issuance of shares of a series of our convertible preferred stock (and the issuance of shares of our common stock upon conversion of the convertible preferred stock) in exchange for the Series B Warrants described under “Warrant Restructuring” above, was not acted upon, having been made moot by the exercise of all Series B Warrants in full during June 2016 after the distribution of our Notice of Meeting and Proxy Statement.

The Offering

Securities offered by us:	Up to 620,175 of our common stock consisting of shares underlying outstanding warrants as follows:

•	warrants to purchase up to 504,019 shares of our common stock at an exercise price of $46.80 per share, expiring on August 20, 2019;

•	warrants to purchase up to 55,000 shares of our common stock at an exercise price of $2.13 per share, expiring on February 20, 2018;

•	warrants to purchase up to 14,910 shares of our common stock at an exercise price of $250.00 per share, expiring on June 13, 2017; and

•	warrants to purchase up to 46,246 shares of our common stock at an exercise price of $120.00 per share, expiring on December 6, 2016.

Common Stock to be outstanding after this offering:	5,988,410 shares.

Use of Proceeds:	To fund our research and development activities and for general corporate purposes. For a more complete description of our anticipated use of proceeds from this offering, see “Use of Proceeds.”
Risk Factors:

See “Risk Factors” beginning on page 8 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding whether to purchase our securities.

NASDAQ symbol for our Common Stock:	CLRB

The number of shares of our common stock to be outstanding after this offering is based on 5,368,235 shares of common stock outstanding as of July 20, 2016 and excludes, as of that date:

•	an aggregate of 540,382 shares of common stock issuable upon the exercise of outstanding stock options issued to employees, directors and consultants;

•	an aggregate of 4,629,842 additional shares of common stock reserved for issuance under outstanding warrants having expiration dates between December 6, 2016 and October 20, 2021, and exercise prices ranging from $2.13 per share to $250.00 per share.

Unless we specifically state otherwise, the share information in this prospectus is as of July 20, 2016 and reflects or assumes no exercise of outstanding options or warrants to purchase shares of our common stock and no conversion of debt.

Summary Historical Financial Information

The following table summarizes our financial data. We derived the following summary of our statements of operations data for the three months ended March 31, 2016 and 2015 and the summary of our balance sheet data as of March 31, 2016 from our unaudited consolidated financial statements which have been incorporated by reference in this prospectus. We have derived the following summary of our statements of operations data for the years ended December 31, 2015 and 2014 and the summary of our balance sheet data as of December 31, 2015 and 2014 from our audited consolidated financial statements, for the applicable periods, which have been incorporated by reference in this prospectus. The following summary of our financial data set forth below should be read together with our financial statements and the related notes to those statements referred to under the heading “Documents Incorporated by Reference.”

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014
Statement of Operations Data:
Costs and expenses:
Research and development	$1,039,454	$1,643,994	$5,158,874	$5,964,453
General and administrative	961,254	943,433	3,395,360	3,704,676
Restructuring costs	—	—	203,631	221,816
Total costs and expenses	2,000,708	2,587,427	8,757,865	9,890,945
Loss from operations	(2,000,708)	(2,587,427)	(8,757,865)	(9,890,945)
Other income:
Gain on revaluation of derivative warrants	2,824,722	288,251	3,667,826	2,285,157
Loss on issuance of derivative warrants	—	—	(404,150)	—)
Interest income (expense), net	549	(1,980)	(841)	(446,314)
Total other income, net	2,825,271	286,271	3,262,835	1,838,843
Net income (loss)	$824,563	$(2,301,156)	$(5,495,030)	$(8,052,102)
Basic net income (loss) per common share	$0.96	$(3.04)	$(7.03)	$(17.53)
Shares used in computing basic net income (loss) per common share	858,107	756,276	781,975	459,266
Fully diluted net income (loss) per common share	$0.91	$(3.04)	$(7.03)	$(17.53)
Shares used in computing fully diluted net income (loss) per common share	906,381	756,276	781,975	459,266

	March 31,	December 31,
	2016	2015	2014
Balance Sheet Data:
Current assets	$2,244,815	$4,180,574	$9,698,238
Working capital	(567,537)	(1,522,471)	3,465,232
Total assets	5,569,847	7,596,379	13,419,516
Long term debt, including current portion	269,694	330,222	450,000
Total stockholders’ equity	2,576,690	1,649,803	6,697,533

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information contained in or incorporated by reference in this prospectus, including the risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2015, as amended by Form 10-K/A filed on July 18, 2016 as updated in our subsequent periodic reports filed with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2016, filed with the SEC on May 12, 2016, which are incorporated by reference into this prospectus, as well as the other information in this prospectus. All of these risk factors are incorporated by reference herein in their entirety. The occurrence of any of the risks described in our Annual Report or other filings incorporated by reference into this prospectus could harm our business, financial condition, results of operations or growth prospects. In that case, the trading price of our securities could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may also impair our business operations.

USE OF PROCEEDS

If all of the warrants are exercised in full for cash, we will receive approximately $33.0 million in proceeds. However, the warrants contain a cashless exercise provision that permit exercise of warrants on a cashless basis at any time where there is no effective registration statement under the Securities Act of 1933, as amended, covering the issuance of the underlying shares.

We expect to use any proceeds received from this offering as follows:

•	to fund our research and development activities, including the further development of CLR 131, and the research advancement of our CTX Program, including product candidates, CLR 1601-PTX and CLR 1602-PTX; and
•	for general corporate purposes, such as general and administrative expenses, capital expenditures, working capital, repayment of debt, prosecution and maintenance of our intellectual property, and the potential investment in technologies or products that complement our business.

Pending the application of the net proceeds as described above or otherwise, we may invest the proceeds in short-term, investment-grade, interest-bearing securities or guaranteed obligations of the U.S. government or other securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, each as of March 31, 2016 on:

•	an actual basis (unaudited);
•	a pro forma basis to give effect to the sale of shares of common stock and warrants on April 20, 2016 in the Underwritten Offering and the Warrant Restructuring; and
•	a pro forma as adjusted basis to give effect to the issuance of the shares of common stock offered hereby.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of March 31, 2016
	Actual	Pro Forma	Pro Forma as Adjusted (1)
Cash and cash equivalents	$1,908,375	$9,129,042	$42,111,276
Notes payable to the Wisconsin Department of Commerce	269,694	269,694	269,694
Deferred rent	148,599	148,599	148,599
Capital lease obligations	9,836	9,836	9,836
Total debt obligations	428,129	428,129	428,129
Stockholders’ equity:
Common stock, par value $0.00001 per share: 40,000,000 shares authorized; 858,013 actual; 2,729,334 pro forma ; 3,349,509 pro forma as adjusted	9	27	33
Additional paid in capital	66,358,818	73,579,467	106,561,695
Accumulated deficit	(63,782,137)	(63,782,137)	(63,782,137)
Total stockholders’ equity	2,576,690	9,797,357	42,779,591
Total capitalization	$3,004,819	$10,225,486	$43,207,720

(1)	Assumes that all of the shares of common stock offered hereby are issued upon the cash exercise of the applicable warrants.

DILUTION

Our net tangible book value as of March 31, 2016, as adjusted to give effect to the sale of shares of common stock and warrants on April 20, 2016 in the Underwritten Offering and the Warrant Restructuring, was approximately $10.1 million, or $3.69 per share of common stock, based upon 2,729,334 shares outstanding. Net tangible book value per share is determined by dividing such number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets, less total liabilities, excluding the derivative liability of $1,956,360 at that date. The following illustrations set forth the per share dilution to investors purchasing the shares of common stock offered hereby underlying each set of warrants under which the shares of common stock are issuable.

Warrants Expiring on August 20, 2019

After giving effect to the sale of 504,019 shares of common stock at an exercise price of $46.80 per share, our adjusted net tangible book value at March 31, 2016 would have been approximately $33.7 million, or $10.41 per share. This represents an immediate increase in net tangible book value of approximately $6.72 per share to our existing stockholders, and an immediate dilution of $36.39 per share to investors purchasing securities in the offering. The following table illustrates the per share dilution to investors purchasing securities in the offering:

Offering price		$46.80
Net tangible book value per share as of March 31, 2016 (adjusted)	$3.69
Increase per share attributable to sale of securities to investors	$6.72
Adjusted net tangible book value per share after the offering		$10.41
Dilution per share to investors		$36.39

Warrants Expiring on February 20, 2018

After giving effect to the sale of 55,000 shares of common stock at an exercise price of $2.13 per share, our adjusted net tangible book value at March 31, 2016 would have been approximately $10.2 million, or $3.66 per share. This represents an immediate decrease in net tangible book value of approximately $0.03 per share to our existing stockholders, and an immediate accretion of $1.53 per share to investors purchasing securities in the offering. The following table illustrates the per share accretion to investors purchasing securities in the offering:

Offering price		$2.13
Net tangible book value per share as of March 31, 2016 (adjusted)	$3.69
Increase per share attributable to sale of securities to investors	$(0.03)
Adjusted net tangible book value per share after the offering		$3.66
Dilution per share to investors		$(1.53)

Warrants Expiring on June 13, 2017

After giving effect to the sale of 14,910 shares of common stock at an exercise price of $250.00 per share, our adjusted net tangible book value at March 31, 2016 would have been approximately $13.8 million, or $5.03 per share. This represents an immediate increase in net tangible book value of approximately $1.34 per share to our existing stockholders, and an immediate dilution of $244.97 per share to investors purchasing securities in the offering. The following table illustrates the per share dilution to investors purchasing securities in the offering:

Offering price		$250.00
Net tangible book value per share as of March 31, 2016 (adjusted)	$3.69
Increase per share attributable to sale of securities to investors	$1.34
Adjusted net tangible book value per share after the offering		$5.03
Dilution per share to investors		$244.97

Warrants Expiring on December 6, 2016

After giving effect to the sale of 46,246 shares of common stock at an exercise price of $120.00 per share, our adjusted net tangible book value at March 31, 2016 would have been approximately $15.6 million, or $5.63 per share. This represents an immediate increase in net tangible book value of approximately $1.94 per share to our existing stockholders, and an immediate dilution of $114.37 per share to investors purchasing securities in the offering. The following table illustrates the per share dilution to investors purchasing securities in the offering:

Offering price		$120.00
Net tangible book value per share as of March 31, 2016 (adjusted)	$3.69
Increase per share attributable to sale of securities to investors	$1.94
Adjusted net tangible book value per share after the offering		$5.63
Dilution per share to investors		$114.37

The foregoing illustrations do not reflect the potential dilution from the exercise of outstanding options or warrants to purchase shares of our common stock.

PLAN OF DISTRIBUTION

We are offering up to 620,175 shares of common stock consisting of shares underlying outstanding warrants to purchase common stock. The shares of common stock offered under this prospectus will be issued and sold only upon the due exercise of the warrants under which they are issuable, including the payment of the applicable exercise price, to the registered holder of the warrant being exercised. The warrants that the shares underlie consist of warrants to purchase up to 504,019 shares of our common stock at an exercise price of $46.80 per share, expiring on August 20, 2019, warrants to purchase up to 55,000 shares of our common stock at an exercise price of $2.13 per share, expiring on February 20, 2018, warrants to purchase up to 14,910 shares of our common stock at an exercise price of $250.00 per share, expiring on June 13, 2017 and warrants to purchase up to 46,246 shares of our common stock at an exercise price of $120.00 per share, expiring on December 6, 2016.

DESCRIPTION OF SECURITIES

Authorized and Outstanding Capital Stock

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.00001 par value per share and 7,000 shares of preferred stock, $0.00001 par value per share. Our certificate of incorporation authorizes us to issue shares of our preferred stock from time to time in one or more series without stockholder approval, each such series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences as our board of directors may determine. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. There is no issued or outstanding preferred stock.

As of July 20, 2016, we had 5,368,235 shares of common stock outstanding and no shares of preferred stock outstanding. All outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Voting.  Holders of our common stock are entitled to one vote per share held of record on all matters to be voted upon by our stockholders. Our common stock does not have cumulative voting rights. Persons who hold a majority of the outstanding common stock entitled to vote on the election of directors can elect all of the directors who are eligible for election.

Dividends.  Subject to preferences that may be applicable to the holders of any outstanding shares of our preferred stock, the holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors.

Liquidation and Dissolution.  In the event of our liquidation, dissolution or winding up, and subject to the rights of the holders of any outstanding shares of our preferred stock, the holders of shares of our common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders.

Other Rights and Restrictions.  Our charter prohibits us from granting preemptive rights to any of our stockholders. All outstanding shares are fully paid and nonassessable.

Listing.  Our common stock is listed on the NASDAQ Capital Market under the symbol “CLRB.” Certain warrants to purchase shares of our common stock expiring on August 20, 2019 are listed on the NASDAQ Capital Market under the trading symbol “CLRBW,” and certain warrants to purchase shares of our common stock expiring on April 20, 2021 are listed on the NASDAQ Capital Market under the trading symbol “CLRBZ.”

Anti-Takeover Effect of Certain Charter and By-Law Provisions

Provisions of our charter and our by-laws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

Authorized but Unissued Stock.  We have shares of common stock and preferred stock available for future issuance, in some cases, without stockholder approval. We may issue these additional shares for a variety of corporate purposes, including public offerings to raise additional capital, corporate acquisitions, stock dividends on our capital stock or equity compensation plans. The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us, thereby protecting the continuity of our management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Amendments to By-Laws.  Our certificate of incorporation and by-laws authorize the Board to amend, repeal, alter or rescind the by-laws at any time without stockholder approval. Allowing the Board to amend our by-laws without stockholder approval enhances Board control over our by-laws.

Classification of Board; Removal of Directors; Vacancies.  Our certificate of incorporation provide for the division of the Board into three classes as nearly equal in size as possible with staggered three-year terms; that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote; and that any vacancy on the Board, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by the vote of a majority of the directors then in office. The limitations on the removal of directors and the filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of us. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal any of these provisions.

Notice Periods for Stockholder Meetings.  Our by-laws provide that for business to be brought by a stockholder before an annual meeting of stockholders, the stockholder must give written notice to the corporation not less than 90 nor more than 120 days prior to the one year anniversary of the date of the annual meeting of stockholders of the previous year; provided, however, that in the event that the annual meeting of stockholders is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which the corporation's notice of the date of the meeting is first given or made to the stockholders or disclosed to the general public, whichever occurs first.

Stockholder Action; Special Meetings.  Our certificate of incorporation provides that stockholder action may not be taken by written action in lieu of a meeting and provides special meetings of the stockholders may only be called by our president or by our Board. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because that person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders' meeting, and not by written consent. Our certificate of incorporation requires the affirmative vote of the holders of at least 75% of our shares of capital stock issued and outstanding and entitled to vote to amend or repeal the provisions relating to prohibition on action by written consent and the calling of a special meeting of stockholders.

Nominations.  Our by-laws provide that nominations for election of directors may be made only by (i) the Board or a committee appointed by the Board; or (ii) a stockholder entitled to vote on director election, if the stockholder provides notice to the Secretary of the Corporation presented not less than 90 days nor more than 120 days prior to the anniversary of the last annual meeting (subject to the limited exceptions set forth in the bylaws). These provisions may deter takeovers by requiring that any stockholder wishing to conduct a proxy contest have its position solidified well in advance of the meeting at which directors are to be elected and by providing the incumbent Board with sufficient notice to allow them to put an election strategy in place.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our charter contains provisions to indemnify our directors and officers to the maximum extent permitted by Delaware law. We believe that indemnification under our charter covers at least negligence on the part of an indemnified person. Our charter permits us to advance expenses incurred by an indemnified person in connection with the defense of any action or proceeding arising out of the person’s status or service as our director, officer, employee or other agent upon an undertaking by the person to repay those advances if it is ultimately determined that the person is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, and other information with the Securities and Exchange Commission. Copies of the reports and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549. You can request copies of such documents by writing to the SEC and paying a fee for the copying cost. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules and regulations of the SEC. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. For further information you may:

•	read a copy of the registration statement, including the exhibits and schedules, without charge at the SEC’s Public Reference Room; or
•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

LEGAL MATTERS

The validity of the securities being offered by this prospectus has been passed upon for us by Foley Hoag LLP, Boston, Massachusetts.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in this prospectus.

We incorporate by reference into this prospectus the following documents, which we have previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 11, 2016;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2015, filed with the SEC on July 1, 2016;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC on May 12, 2016;

•	our Definitive Proxy Statement on Schedule 14A for a special meeting of stockholders, filed with the SEC on January 7, 2016;

•	our Definitive Proxy Statement on Schedule 14A for our special meeting in lieu of our 2016 annual meeting of stockholders, filed with the SEC on June 1, 2016;

•	our Current Report on Form 8-K dated January 21, 2016, filed with the SEC on January 26, 2016;

•	our Current Report on Form 8-K dated February 8, 2016, filed with the SEC on February 11, 2016;

•	our Current Report on Form 8-K dated February 11, 2016, filed with the SEC on February 17, 2016;

•	our Current Report on Form 8-K dated March 4, 2016, filed with the SEC on March 4, 2016;

•	our Current Report on Form 8-K dated March 11, 2016, filed with the SEC on March 17, 2016;

•	our Current Report on Form 8-K dated April 14, 2016, filed with the SEC on April 14, 2016;

•	our Current Report on Form 8-K dated April 15, 2016, filed with the SEC on April 21, 2016;

•	our Current Report on Form 8-K dated May 2, 2016, filed with the SEC on May 3, 2016;

•	our Current Report on Form 8-K dated May 16, 2016, filed with the SEC on May 19, 2016;

•	our Current Report on Form 8-K dated May 12, 2016, filed with the SEC on May 20, 2016;

•	our Current Report on Form 8-K dated June 29, 2016, filed with the SEC on June 30, 2016;

•	our Current Report on Form 8-K dated July 8, 2016, filed with the SEC on July 14, 2016;

•	our Current Report on Form 8-K dated July 14, 2016, filed with the SEC on July 14, 2016;

•	our Current Report on Form 8-K dated July 15, 2016, filed with the SEC on July 20, 2016; and

•	the description of our securities contained in our Registration Statement on Form 8-A filed on August 14, 2014, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

You should rely only on the information contained in this prospectus, as updated and supplemented by any prospectus supplement, or that information to which this prospectus or any prospectus supplement has referred you by reference. We have not authorized anyone to provide you with any additional information.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request and obtain a copy of any of the filings incorporated herein by reference, at no cost, by writing or telephoning us at the following address or phone number: Cellectar Biosciences, Inc., 3301 Agriculture Drive, Madison, WI 53716, Attention: Chief Financial Officer (608) 441-8120.

Up to 620,175 Shares of Common Stock

PROSPECTUS

, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table provides information regarding the various actual and anticipated expenses (other than underwriter fees and expenses) payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Nature of Expense	Amount
SEC registration fee	$—
Accounting fees and expenses	10,000
Legal fees and expenses	15,000
Transfer agent fees and expenses	2,000
Miscellaneous	3,000
Total	$30,000

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law allows us to adopt a charter provision eliminating or limiting the personal liability of directors to us or our stockholders for breach of fiduciary duty as directors, but the provision may not eliminate or limit the liability of directors for (a) any breach of the director's duty of loyalty to us or our stockholders, (b) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) unlawful payments of dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law or (d) any transaction from which the director derived an improper personal benefit. Article Seventh of our charter provides that none of our directors shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, subject to the limitations imposed by Section 102(b)(7). Article Seventh also provides that no amendment to or repeal of Article Seventh shall apply to or have any effect on the liability or the alleged liability of any director with respect to any acts or omissions of such director occurring prior to such amendment or repeal. A principal effect of Article Seventh is to eliminate or limit the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (a) through (d) above.

Section 145 of the Delaware General Corporation Law provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as us, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Article Eighth of our amended and restated certificate of incorporation and Section 5.1 of our bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the Delaware General Corporation Law, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any shareholders’ or directors’ resolution or by contract.

Item 15. Recent Sales of Unregistered Securities

In the last three years we have sold the following securities in reliance on, unless otherwise indicated, the exemption under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions not involving any public offering. All share and per share amounts reflect the one-for-ten reverse stock split effected by the Company in March 2016.

On February 6, 2014, we sold $4,000,000 in principal amount of convertible debentures and warrants to purchase 400,000 shares of our common stock for an aggregate purchase price of $4,000,000. The debentures had a maturity date of February 6, 2016 and were convertible at any time at a conversion price of $10.00 per share into an aggregate of 400,000 shares of common stock. The debentures accrued interest at an annual rate of 8%, payable upon redemption or conversion, in cash or shares of our common stock. The warrants had an additional exercise price of $20.00 and, if unexercised, would expire on February 6, 2019. The warrants were exercisable only following the full or partial conversion of the associated debentures, and in the event of a partial conversion the warrant would become exercisable only for a proportionate number of the total shares subject to the warrant. In the event any debentures ceased to be outstanding prior to the associated warrants becoming exercisable, whether by reason of repayment, prepayment, redemption or otherwise, the associated warrants would automatically terminate. These debentures and all accrued interest were exchanged for 1,109,690 shares of common stock and warrants to purchase an equal number of shares of common stock concurrently with the closing in August 2014 of an underwritten registered offering of common stock and warrants.

On October 1, 2015, pursuant to a securities purchase agreement, we issued Series A warrants (“Series A Warrants”) to purchase an aggregate of 150,003 shares of common stock at an exercise price of $28.30 per share in a private placement, which warrants became exercisable on April 1, 2016 and expire on April 1, 2021. We concurrently sold 101,727 shares of our common stock at an offering price of $22.00 per share and Series B pre-funded warrants (“Series B Warrants”) to purchase an aggregate of 48,273 shares of common stock pursuant to a shelf registration statement on Form S-3. The gross proceeds of the offerings were $3,300,000 before expenses, estimated to be approximately $417,500. Pursuant to the terms of a placement agency agreement, we paid Ladenburg Thalmann & Co. Inc. a fee equal to 7.5% on aggregate gross proceeds, excluding the proceeds, if any, from the exercise of the Series A Warrants, and to issue to Ladenburg Thalmann a warrant to purchase up to 3,750 shares of our common stock at an adjusted exercise price of $28.30 per share.

On April 13, 2016, we entered into an amendment and exchange agreement (the “Warrant Restructuring Agreement”) with the holders of the Series A Warrants and the Series B Warrants issued on October 1, 2015. The Warrant Restructuring Agreement provided that upon the consummation of the firm commitment underwritten offering by the Company of shares of common stock, traditional warrants to purchase shares of common stock and pre-funded warrants to purchase shares of common stock, pursuant to the registration statement on Form S-1 (File No. 333-208638) filed by the Company (the “Underwritten Offering”), the exercise price of the Series A Warrants would be reduced to the public offering price per share of the shares of common stock sold in the Underwritten Offering ($2.13) and that the Series A Warrants would be amended so that the exercise price would no longer be subject to adjustment in connection with future equity offerings by the Company. The Underwritten Offering closed on April 20, 2016 and on that date, in connection with the amendment of the Series A Warrants as required by the Warrant Restructuring Agreement, the Company issued to the holders new warrants (“New Warrants”) to purchase an additional number of shares of common stock twice the number of shares of common stock underlying the Series A Warrants (300,006 shares). The New Warrants have an exercise price equal to the public offering price of the shares of common stock sold in the Underwritten Offering ($2.13), become exercisable on the date that is six months following their initial issuance date (October 20, 2016) and expire on the fifth anniversary of the date on which they initially become exercisable.

Item 16. Exhibits and Financial Statement Schedules

			Incorporated by Reference
Exhibit No.	Description	Filed with this Form S-1	Form	Filing Date	Exhibit No.
2.1	Agreement and Plan of Merger by and among Novelos Therapeutics, Inc., Cell Acquisition Corp. and Cellectar, Inc. dated April 8, 2011		8-K	April 11, 2011	2.1
3.1	Second Amended and Restated Certificate of Incorporation		8-K	April 11, 2011	3.1
3.2	Certificate of Ownership and Merger of Cellectar Biosciences, Inc. with and into Novelos Therapeutics, Inc.		8-K	February 11, 2014	3.1
3.3	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation		8-K	June 13, 2014	3.1
3.4	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation		8-K	June 19, 2015	3.2
3.5	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation		8-K	March 4, 2016	3.1
3.6	Amended and Restated By-laws		8-K	June 1, 2011	3.1
4.1	Form of common stock certificate		S-1/A	November 9, 2011	4.1
5.1	Legal Opinion of Foley Hoag LLP		S-1/A	July 7, 2014	5.1
10.1	Form of non-plan non-qualified stock option used from February to May 2005 *		SB-2	November 16, 2005	10.4
10.2	Form of non-plan non-qualified stock option used after May 2005 *		SB-2	November 16, 2005	10.5
10.3	2006 Stock Incentive Plan, as amended *		8-K	December 18, 2013	10.1
10.4	Form of Incentive Stock Option under Novelos Therapeutics, Inc.’s 2006 Stock Incentive Plan*		8-K	December 15, 2006	10.1
10.5	Form of Non-Statutory Stock Option under Novelos Therapeutics, Inc.’s 2006 Stock Incentive Plan*		8-K	December 15, 2006	10.2
10.6	Common Stock Purchase Warrant dated February 11, 2009		8-K	February 18, 2009	4.2
10.7	Form of Common Stock Purchase Warrant issued pursuant to the Consent and Waiver of Holders of Series C Convertible Preferred Stock and Series E Convertible Preferred Stock dated July 6, 2010		S-1A	July 7, 2010	10.53
10.8	Form of Common Stock Purchase Warrant dated April 8, 2011		8-K	April 11, 2011	4.3
10.9	Securities Purchase Agreement dated April 8, 2011		8-K	April 11, 2011	10.1
10.10	License Agreement between Cellectar, LLC and the Regents of the University of Michigan dated September 14, 2003, as amended through June 2010		S-1	July 1, 2011	10.31
10.11	Lease Agreement between Cellectar, LLC and McAllen Properties LLC, as amended and extended		S-1	July 1, 2011	10.32
10.12	Loan Agreement between the Wisconsin Department of Commerce and Cellectar, Inc. dated September 15, 2010		S-1	July 1, 2011	10.33
10.13	General Business Security Agreement dated September 15, 2010		S-1	July 1, 2011	10.34
10.14	Form of Warrant dated December 6, 2011		S-1/A	November 9, 2011	4.2
10.15	Placement Agent Agreement dated April 9, 2012 between the Company and Rodman and Renshaw, LLC		S-1	April 9, 2012	10.31
10.16	Securities Purchase Agreement dated June 7, 2012		8-K	June 11, 2012	10.1
10.17	Amendment Agreement dated May 11, 2012 between the Company and Rodman and Renshaw, LLC		S-1/A	May 14, 2012	10.33
10.18	Form of Common Stock Purchase Warrant dated June 13, 2012		8-K	June 11, 2012	4.1
10.19	Securities Purchase Agreement between the Company and Renova Industries Ltd.		10-Q	November 6, 2012	10.2
10.20	Form of Securities Purchase Agreement		8-K	February 14, 2013	10.1
10.21	Form of Common Stock Purchase Warrant		8-K	February 14, 2013	4.1
10.22	Amendment and restated Placement Agent Agreement dated January 8, 2013 between the Company and Burrill LLC		S-1/A	January 31, 2013	10.37

II- 3

10.23	Retention Agreement between the Company and Christopher Pazoles dated July 26, 2013*	10-Q	November 13, 2013	10.2
10.24	Retention Agreement between the Company and Joanne M. Protano dated July 26, 2013*	10-Q	November 13, 2013	10.3
10.25	Consulting Agreement between the Company and Simon Pedder dated October 4, 2013*	10-Q	November 13, 2013	10.4
10.26	Employment Agreement between the Company and Simon Pedder dated October 4, 2013*	10-Q	November 13, 2013	10.5
10.27	Waiver Agreement between the Company and Renova Assets Ltd. dated October 9, 2013	8-K	October 10,2013	10.1
10.28	Securities Purchase Agreement dated February 5, 2014	8-K	February 10, 2014	10.1
10.29	Form of Convertible Debenture	8-K	February 10, 2014	4.1
10.30	Form of Common Stock Purchase Warrant	8-K	February 10, 2014	4.2
10.31	Form of Warrant Agreement between Cellectar Biosciences, Inc. and American Stock Transfer and Trust Company	S-1/A	July 7, 2014	10.31
10.32	Form of Underwriting Agreement	S-1/A	July 7, 2014	1.1
10.33	Form of Note Purchase and Security Agreement	10-Q	August 4, 2014	10.1
10.34	Form of 8% Secured Promissory Note	10-Q	August 4, 2014	10.2
10.35	Form of Consent Agreement with Debenture Holders	10-Q	August 4, 2014	10.3
10.36	2015 Stock Incentive Plan	10-Q	August 12, 2015	10.1
10.37	Employment Agreement between the Company and James Caruso, dated June 15, 2015	10-Q	August 12, 2015	10.2
10.38	Placement Agency Agreement dated September 28, 2015 between the Company and Ladenburg Thalmann & Co. Inc.	8-K	September 30, 2015	1.1
10.39	Form of Series B Pre-Funded Warrant	8-K	September 30, 2015	4.1
10.40	Form of Series A Warrant	8-K	September 30, 2015	4.2
10.41	Securities Purchase Agreement dated September 28, 2015	8-K	September 30, 2015	10.1
10.42	Registration Rights Agreement dated September 28, 2015	8-K	September 30, 2015	10.2
10.43	Amendment and Exchange Agreement dated April 13, 2016	S-1/A	April 14, 2016	10.43
10.44	Form of Underwriting Agreement	S-1/A	April 14, 2016	1.1
10.45	Form of Series A Warrant	S-1/A	April 14, 2016	4.2
10.46	Form of Series B Pre-Funded Warrant	S-1/A	April 14, 2016	4.3
10.47	Form of Warrant Agency Agreement	S-1/A	April 14, 2016	4.4
21.1	List of Subsidiaries	10-K	March 11, 2016	21.1
23.1	Consent of Foley Hoag LLP (included in Exhibit 5.1)	S-1/A	July 7, 2014	23.1
23.2	Consent of Grant Thornton LLP	POS AM	July 1, 2016	23.2
24.1	Powers of Attorney	POS AM	July 1, 2016	24.1

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to the offering shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madison, State of Wisconsin, on July 26, 2016.

CELLECTAR BIOSCIENCES, INC.

By:	/s/ James Caruso James Caruso President and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James Caruso	Chief Executive Officer and Director	July 26, 2016
James Caruso	( principal executive officer )

/s/ Chad J. Kolean	Chief Financial Officer	July 26, 2016
Chad J. Kolean	( principal financial officer and principal accounting officer )

*	Director	July 26, 2016
Stephen A. Hill

*	Director	July 26, 2016
Stefan Loren

*	Director	July 26, 2016
John Neis

* /s/ James Caruso as attorney-in-fact.

EXHIBIT INDEX

			Incorporated by Reference
Exhibit No.	Description	Filed with this Form S-1	Form	Filing Date	Exhibit No.
2.1	Agreement and Plan of Merger by and among Novelos Therapeutics, Inc., Cell Acquisition Corp. and Cellectar, Inc. dated April 8, 2011		8-K	April 11, 2011	2.1
3.1	Second Amended and Restated Certificate of Incorporation		8-K	April 11, 2011	3.1
3.2	Certificate of Ownership and Merger of Cellectar Biosciences, Inc. with and into Novelos Therapeutics, Inc.		8-K	February 11, 2014	3.1
3.3	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation		8-K	June 13, 2014	3.1
3.4	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation		8-K	June 19, 2015	3.2
3.5	Certificate of Amendment to Second Amended and Restated Certificate of Incorporation		8-K	March 4, 2016	3.1
3.6	Amended and Restated By-laws		8-K	June 1, 2011	3.1
4.1	Form of common stock certificate		S-1/A	November 9, 2011	4.1
5.1	Legal Opinion of Foley Hoag LLP		S-1/A	July 7, 2014	5.1
10.1	Form of non-plan non-qualified stock option used from February to May 2005 *		SB-2	November 16, 2005	10.4
10.2	Form of non-plan non-qualified stock option used after May 2005 *		SB-2	November 16, 2005	10.5
10.3	2006 Stock Incentive Plan, as amended *		8-K	December 18, 2013	10.1
10.4	Form of Incentive Stock Option under Novelos Therapeutics, Inc.’s 2006 Stock Incentive Plan*		8-K	December 15, 2006	10.1
10.5	Form of Non-Statutory Stock Option under Novelos Therapeutics, Inc.’s 2006 Stock Incentive Plan*		8-K	December 15, 2006	10.2
10.6	Common Stock Purchase Warrant dated February 11, 2009		8-K	February 18, 2009	4.2
10.7	Form of Common Stock Purchase Warrant issued pursuant to the Consent and Waiver of Holders of Series C Convertible Preferred Stock and Series E Convertible Preferred Stock dated July 6, 2010		S-1/A	July 7, 2010	10.53
10.8	Form of Common Stock Purchase Warrant dated April 8, 2011		8-K	April 11, 2011	4.3
10.9	Securities Purchase Agreement dated April 8, 2011		8-K	April 11, 2011	10.1
10.10	License Agreement between Cellectar, LLC and the Regents of the University of Michigan dated September 14, 2003, as amended through June 2010		S-1	July 1, 2011	10.31
10.11	Lease Agreement between Cellectar, LLC and McAllen Properties LLC, as amended and extended		S-1	July 1, 2011	10.32
10.12	Loan Agreement between the Wisconsin Department of Commerce and Cellectar, Inc. dated September 15, 2010		S-1	July 1, 2011	10.33
10.13	General Business Security Agreement dated September 15, 2010		S-1	July 1, 2011	10.34
10.14	Form of Warrant dated December 6, 2011		S-1/A	November 9, 2011	4.2
10.15	Placement Agent Agreement dated April 9, 2012 between the Company and Rodman and Renshaw, LLC		S-1	April 9, 2012	10.31
10.16	Securities Purchase Agreement dated June 7, 2012		8-K	June 11, 2012	10.1
10.17	Amendment Agreement dated May 11, 2012 between the Company and Rodman and Renshaw, LLC		S-1/A	May 14, 2012	10.33
10.18	Form of Common Stock Purchase Warrant dated June 13, 2012		8-K	June 11, 2012	4.1
10.19	Securities Purchase Agreement between the Company and Renova Industries Ltd.		10-Q	November 6, 2012	10.2
10.20	Form of Securities Purchase Agreement		8-K	February 14, 2013	10.1
10.21	Form of Common Stock Purchase Warrant		8-K	February 14, 2013	4.1
10.22	Amendment and restated Placement Agent Agreement dated January 8, 2013 between the Company and Burrill LLC		S-1/A	January 31, 2013	10.37

10.23	Retention Agreement between the Company and Christopher Pazoles dated July 26, 2013*	10-Q	November 13, 2013	10.2
10.24	Retention Agreement between the Company and Joanne M. Protano dated July 26, 2013*	10-Q	November 13, 2013	10.3
10.25	Consulting Agreement between the Company and Simon Pedder dated October 4, 2013*	10-Q	November 13, 2013	10.4
10.26	Employment Agreement between the Company and Simon Pedder dated October 4, 2013*	10-Q	November 13, 2013	10.5
10.27	Waiver Agreement between the Company and Renova Assets Ltd. dated October 9, 2013	8-K	October 10,2013	10.1
10.28	Securities Purchase Agreement dated February 5, 2014	8-K	February 10, 2014	10.1
10.29	Form of Convertible Debenture	8-K	February 10, 2014	4.1
10.30	Form of Common Stock Purchase Warrant	8-K	February 10, 2014	4.2
10.31	Form of Warrant Agreement between Cellectar Biosciences, Inc. and American Stock Transfer and Trust Company	S-1/A	July 7, 2014	10.31
10.32	Form of Underwriting Agreement	S-1/A	July 7, 2014	1.1
10.33	Form of Note Purchase and Security Agreement	10-Q	August 4, 2014	10.1
10.34	Form of 8% Secured Promissory Note	10-Q	August 4, 2014	10.2
10.35	Form of Consent Agreement with Debenture Holders	10-Q	August 4, 2014	10.3
10.36	2015 Stock Incentive Plan	10-Q	August 12, 2015	10.1
10.37	Employment Agreement between the Company and James Caruso, dated June 15, 2015	10-Q	August 12, 2015	10.2
10.38	Placement Agency Agreement dated September 28, 2015 between the Company and Ladenburg Thalmann & Co. Inc.	8-K	September 30, 2015	1.1
10.39	Form of Series B Pre-Funded Warrant	8-K	September 30, 2015	4.1
10.40	Form of Series A Warrant	8-K	September 30, 2015	4.2
10.41	Securities Purchase Agreement dated September 28, 2015	8-K	September 30, 2015	10.1
10.42	Registration Rights Agreement dated September 28, 2015	8-K	September 30, 2015	10.2
10.43	Amendment and Exchange Agreement dated April 13, 2016	S-1/A	April 14, 2016	10.43
10.44	Form of Underwriting Agreement	S-1/A	April 14, 2016	1.1
10.45	Form of Series A Warrant	S-1/A	April 14, 2016	4.2
10.46	Form of Series B Pre-Funded Warrant	S-1/A	April 14, 2016	4.3
10.47	Form of Warrant Agency Agreement	S-1/A	April 14, 2016	4.4
21.1	List of Subsidiaries	10-K	March 11, 2016	21.1
23.1	Consent of Foley Hoag LLP (included in Exhibit 5.1)	S-1/A	July 7, 2014	23.1
23.2	Consent of Grant Thornton LLP	POS AM	July 1, 2016	23.2
24.1	Powers of Attorney	POS AM	July 1, 2016	24.1

*	Compensation-related agreement.